Exhibit 99.2

COMPANY STATEMENT ON DISCLOSURE OF NON-GAAP

FINANCIAL MEASURES

The Company uses GAAP based financial measures as its primary disclosure, with supplemental non-GAAP financial measures used to improve an understanding of the financial results.

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

In the fiscal 2009 second quarter, the Company determined, based upon updated historical redemption patterns, that the likelihood of redemption of unredeemed gift cards, gift certificates, and store credits greater than two years after their issuance is remote. As a result, the Company updated its breakage estimate and recorded a “breakage” benefit related to this change in the second quarter. Given the nature of this adjustment, such amount was larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without the change in the “breakage” estimate for fiscal 2009 helps investors better understand comparative operating performance during those periods.

From time to time, the Company determines the carrying value of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal quarter in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within quarterly results in its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

As previously reported in 2004, the Company established a 100% tax valuation allowance against its net deferred tax assets as it was concluded that they were not realizable based upon the available evidence at that time. As of January 30, 2010, the Company performed an evaluation of available evidence, including, but not limited to, the past four consecutive years of generating taxable income, including fiscal 2009 in which it operated in an extremely challenging retail and economic environment, and concluded that the net deferred tax assets were realizable. As a result, the Company reversed its valuation allowance against the net deferred tax assets and recorded a benefit to its provision for income taxes. Given the nature of this adjustment, management believes presenting financial information without the benefit from the reversal of the valuation allowance against the net deferred tax assets for fiscal 2009 is beneficial to its investors.